EXHIBIT 99.1
NEWS
REPUBLIC CONTACTS

Media Inquiries:	Will Flower	(480) 718-6565
Investor Inquiries:	Ed Lang	(480) 627-7128
Republic Services, Inc.
Reports fourth quarter results
and provides 2011 outlook
•	Fourth Quarter earnings per share of $0.38 or $0.42 as adjusted

•	2010 results exceed original guidance for adjusted earnings per share and free cash flow

•	2011 guidance anticipates double digit growth in free cash flow
Phoenix, AZ, February 10, 2011...Republic Services, Inc. (NYSE: RSG) today reported net income of $147.6 million, or $0.38 per diluted share, for the three months ended December 31, 2010, versus $35.6 million, or $0.09 per diluted share, for the comparable period last year.
Republic’s net income for the three months ended December 31, 2010 and 2009 includes a number of charges and other expenses that impacted its results. A detail of these charges and other expenses is contained in the Reconciliation of Certain Non-GAAP Measures section of this document. Excluding these items, net income for the three months ended December 31, 2010 and 2009 would have been $160.8 million, or $0.42 per diluted share, and $126.0 million, or $0.33 per diluted share, respectively.
Excluding certain charges and other expenses recorded during 2010 and 2009 as described in the Reconciliation of Certain Non-GAAP Measures section of this document, adjusted earnings before interest, taxes, depreciation, depletion, amortization and accretion (adjusted EBITDA) for the three months ended December 31, 2010 would have been $616.8 million, or 30.5% as a percentage of revenue, compared to $588.2 million, or 29.4% as a percentage of revenue, for the comparable 2009 period.

Revenue for the three months ended December 31, 2010 increased to $2,020.8 million compared to $1,999.0 million for the same period in 2009. Core price for the three months ended December 31, 2010 increased 1.0%, fuel surcharges increased 0.3% and commodities pricing increased 1.4%. Offsetting this revenue growth of 2.7% were decreases of 1.1% from core volume and 0.5% related to divestitures.
For the twelve months ended December 31, 2010, net income was $506.5 million, or $1.32 per diluted share, compared to $495.0 million, or $1.30 per diluted share, for the comparable period last year. Republic’s net income for the twelve months ended December 31, 2010 and 2009 includes a number of charges and other (gains) expenses that impacted our results. A detail of these charges and other (gains) expenses is contained in the Reconciliation of Certain Non-GAAP Measures section of this document. Excluding these items, net income for the twelve months ended December 31, 2010 and 2009 would have been $657.8 million, or $1.71 per diluted share, and $564.6 million, or $1.48 per diluted share, respectively.
Excluding certain charges and other (gains) expenses recorded during 2010 and 2009 as described in the Reconciliation of Certain Non-GAAP Measures section of this document, adjusted EBITDA for the twelve months ended December 31, 2010 would have been $2,517.1 million, or 31.1% as a percentage of revenue, compared to $2,509.5 million, or 30.6% as a percentage of revenue, for the comparable 2009 period.
Revenue for the twelve months ended December 31, 2010 decreased to $8,106.6 million compared to $8,199.1 million for the same period in 2009. Core price for the twelve months ended December 31, 2010 increased 1.6%, fuel surcharges increased 0.5% and commodities pricing increased 1.4%. Offsetting this revenue growth of 3.5% were decreases of 3.5% from core volume and 1.1% related to divestitures.
“In 2010, Republic Services exceeded our original financial goals and continued to expand margins,” said Donald W. Slager, President and Chief Executive Officer. “Our strong, sustainable cash flows allowed us to pay off approximately $400 million of debt, increase our dividend, and initiate a $400 million stock repurchase program. Our objectives for 2011 are to grow the business both internally and through selective acquisitions, control costs, and expand margins and free cash flow while enhancing stockholder value with dividends and share repurchases. We remain committed to continuing our broad-based pricing program across all lines of business to recover increasing costs and to earn an appropriate return on our invested capital.”
Quarterly Dividend
Republic’s Board of Directors has approved a regular quarterly dividend of $0.20 per share to be paid on April

15, 2011 to stockholders of record on April 1, 2011.
Fiscal Year 2011 Outlook
Republic’s guidance is based on current economic conditions and does not assume any improvement or deterioration in the overall economy in 2011.
Specific guidance is as follows:
•	Adjusted Free Cash Flow: We expect adjusted free cash flow for 2011 to be $875 million to $900 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, plus proceeds from the sales of property and equipment. Adjusted free cash flow guidance excludes certain legacy tax settlement payments.

•	Adjusted Diluted Earnings per Share: We expect 2011 adjusted diluted earnings per share to be in the range of $1.86 to $1.89. Adjusted diluted earnings per share exclude loss on extinguishment of debt.

•	Revenue: We expect 2011 revenue to increase up to 1.5 percent. This consists of an increase of 1.0 to 1.5 percent resulting from core price increases, unchanged to a 0.5 percent increase in volume and a 1.0 percent increase resulting from fuel surcharges and commodities pricing, partially offset by a decline of 1.5 percent due to significant lost contracts, as shown below:

Increase
(Decrease)
Core price	1.0 to 1.5%
Volume	0.0 to 0.5%
San Mateo and Toronto contract losses	(1.5)%
Fuel surcharges	0.5%
Commodities	0.5%

Total change	0.5 to 1.5%

Our San Mateo County collection contract ended effective December 31, 2010 and the new contract was awarded in 2008 to a regional service provider. Our ten-year landfill disposal contract with the City of Toronto also ended on December 31, 2010.
Our guidance for fuel surcharges and commodities assumes pricing at December 2010 levels.
•	Property and Equipment: In 2011, we anticipate receiving $750 million of property and equipment. Purchases of property and equipment as reflected on our consolidated statement of cash flows for 2011 are expected to be $870 million and represents amounts paid during 2011 for such expenditures. The difference between property and equipment received and purchases of property and equipment is adjustments for $120 million of property and equipment received during 2010 but paid for in 2011.

•	Margins: We expect EBITDA margins for 2011 to be 31.6%, an increase of 50 basis points as compared to our 2010 performance.

•	Taxes: We expect our provision for income taxes, excluding loss on extinguishment of debt, to be 41.5%.
About Republic
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services website at www.republicservices.com. The Company participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at www.republicservices.com by selecting “Calendar” under the Investor Relations tab. Live audio presentations from earnings calls and investor conferences are webcast on the Republic website.

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA
REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$88.3	$48.0
Accounts receivable, less allowance for doubtful accounts of $50.9 and $55.2, respectively	828.9	865.1
Prepaid expenses and other current assets	207.4	156.5
Deferred tax assets	121.5	195.3

Total current assets	1,246.1	1,264.9
Restricted cash and marketable securities	172.8	240.5
Property and equipment, net	6,698.5	6,657.7
Goodwill, net	10,655.3	10,667.1
Other intangible assets, net	451.3	500.0
Other assets	237.9	210.1

Total assets	$19,461.9	$19,540.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	606.5	592.8
Notes payable and current maturities of long-term debt	878.5	543.0
Deferred revenue	295.1	331.1
Accrued landfill and environmental costs, current portion	182.0	245.4
Accrued interest	93.1	96.2
Other accrued liabilities	621.3	740.2

Total current liabilities	2,676.5	2,548.7
Long-term debt, net of current maturities	5,865.1	6,419.6
Accrued landfill and environmental costs, net of current portion	1,416.6	1,383.2
Deferred income taxes and other long-term liabilities	1,044.8	1,040.5
Self-insurance reserves, net of current portion	304.5	302.0
Other long-term liabilities	305.5	279.2
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 400.2 and 395.7 issued including shares held in treasury, respectively	4.0	4.0
Additional paid-in capital	6,431.1	6,316.1
Retained earnings	1,890.3	1,683.1
Treasury stock, at cost (16.5 and 14.9 shares, respectively)	(500.8)	(457.7)
Accumulated other comprehensive income, net of tax	21.9	19.0

Total Republic Services, Inc. stockholders’ equity	7,846.5	7,564.5
Noncontrolling interests	2.4	2.6

Total stockholders’ equity	7,848.9	7,567.1

Total liabilities and stockholders’ equity	$19,461.9	$19,540.3

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenue	$2,020.8	$1,999.0	$8,106.6	$8,199.1
Expenses:
Cost of operations	1,184.8	1,201.1	4,764.8	4,844.2
Depreciation, amortization and depletion	205.3	211.0	833.7	869.7
Accretion	20.0	21.4	80.5	88.8
Selling, general and administrative	227.5	221.7	858.0	880.4
Loss (gain) on disposition of assets and impairments, net	(8.0)	7.3	19.1	(137.0)
Restructuring charges	1.8	7.3	11.4	63.2

Operating income	389.4	329.2	1,539.1	1,589.8
Interest expense	(120.4)	(147.1)	(507.4)	(595.9)
Loss on extinguishment of debt	(9.1)	(102.3)	(160.8)	(134.1)
Interest income	0.2	0.3	0.7	2.0
Other income, net	0.7	0.4	5.4	3.2

Income before income taxes	260.8	80.5	877.0	865.0
Provision for income taxes	112.9	44.6	369.5	368.5

Net income	147.9	35.9	507.5	496.5
Less: Net income attributable to noncontrolling interests	(0.3)	(0.3)	(1.0)	(1.5)

Net income attributable to Republic Services, Inc.	$147.6	$35.6	$506.5	$495.0

Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.38	$0.09	$1.32	$1.30

Weighted average common shares outstanding	384.0	380.8	383.0	379.7

Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.38	$0.09	$1.32	$1.30

Weighted average common and common equivalent shares outstanding	386.0	382.6	385.1	381.0

Cash dividends per common share	$0.20	$0.19	$0.78	$0.76

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2010	2009
Cash provided by operating activities:
Net income	$507.5	$496.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	511.6	520.6
Landfill depletion and amortization	250.6	278.5
Amortization of intangible and other assets	71.5	70.6
Accretion	80.5	88.8
Non-cash interest expense — debt	52.4	92.1
Non-cash interest expense — other	48.1	58.1
Restructuring related charges	(2.0)	34.0
Stock-based compensation	24.5	15.0
Deferred tax (benefit) provision	61.3	(24.6)
Provision for doubtful accounts, net of adjustments	23.6	27.3
Excess income tax benefit from stock option exercises	(3.5)	(2.5)
Asset impairments	15.1	7.1
Loss on extinguishment of debt	160.8	134.1
Gain on disposition of assets, net	(11.2)	(147.1)
Other non-cash items	3.8	(0.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	8.8	53.1
Prepaid expenses and other assets	(76.6)	(11.9)
Accounts payable	(34.9)	(6.9)
Restructuring and synergy related expenditures	(20.0)	(66.5)
Capping, closure and post-closure expenditures	(111.3)	(100.9)
Remediation expenditures	(50.5)	(56.2)
Other liabilities	(76.4)	(62.6)

Cash provided by operating activities	1,433.7	1,396.5

Cash used in investing activities:
Purchases of property and equipment	(794.7)	(826.3)
Proceeds from sales of property and equipment	37.4	31.8
Cash used in acquisitions, net of cash acquired	(58.9)	(0.1)
Cash proceeds from divestitures, net of cash divested	60.0	511.1
Change in restricted cash and marketable securities	66.3	41.6
Other	(0.6)	(0.6)

Cash used in investing activities	(690.5)	(242.5)

Cash used in financing activities:
Proceeds from notes payable and long-term debt	1,193.5	1,472.6
Proceeds from issuance of senior notes, net of discount	1,499.4	1,245.4
Payments of notes payable and long-term debt	(3,090.3)	(3,583.9)
Premiums paid on extinguishment of debt	(30.4)	(47.3)
Fees paid to issue and retire senior notes and certain hedging relationships	(26.2)	(14.3)
Issuances of common stock	86.5	39.6
Excess income tax benefit from stock option exercises	3.5	2.5
Purchases of common stock for treasury	(43.1)	(1.0)
Cash dividends paid	(294.6)	(288.3)
Distributions paid to noncontrolling interests	(1.2)	—

Cash used in financing activities	(702.9)	(1,174.7)

Increase (decrease) in cash and cash equivalents	40.3	(20.7)
Cash and cash equivalents at beginning of period	48.0	68.7

Cash and cash equivalents at end of period	$88.3	$48.0

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the years ended December 31, 2009 and 2010. All amounts below are in millions or as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31,				Years Ended December 31,
	2010		2009		2010		2009
Collection:
Residential	$544.7	27.0%	$542.4	27.1%	$2,173.9	26.8%	$2,187.0	26.7%
Commercial	618.0	30.6	626.6	31.3	2,486.8	30.7	2,553.4	31.1
Industrial	364.2	18.0	368.0	18.4	1,482.9	18.3	1,541.4	18.8
Other	8.6	0.4	6.8	0.4	29.6	0.4	26.9	0.3

Total collection	1,535.5	76.0	1,543.8	77.2	6,173.2	76.2	6,308.7	76.9

Transfer and disposal	736.9		738.6		2,998.9		3,113.5
Less: Intercompany	(369.3)		(372.8)		(1,521.6)		(1,564.1)

Transfer and disposal, net	367.6	18.2	365.8	18.3	1,477.3	18.2	1,549.4	18.9

Sale of materials	86.0	4.3	54.9	2.7	307.1	3.8	181.2	2.2
Other non-core	31.7	1.5	34.5	1.8	149.0	1.8	159.8	2.0

Other	117.7	5.8	89.4	4.5	456.1	5.6	341.0	4.2

Total revenue	$2,020.8	100.0%	$1,999.0	100.0%	$8,106.6	100.0%	$8,199.1	100.0%

The following table reflects changes in our core adjusted revenue for the three and twelve months ended December 31, 2010 and 2009. For comparative purposes, we have presented the components of our revenue changes for the three and twelve months ended December 31, 2009 assuming our merger with Allied occurred on January 1, 2008.

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Core price	1.0%	2.5%	1.6%	3.0%
Fuel surcharges	0.3	(2.2)	0.5	(2.5)
Commodities	1.4	0.7	1.4	(1.7)

Total price	2.7	1.0	3.5	(1.2)

Volume	(1.1)	(9.7)	(3.5)	(9.5)

Total internal growth	1.6	(8.7)	—	(10.7)

Acquisitions / divestitures, net	(0.5)	(2.2)	(1.1)	(1.4)
Intercompany eliminations	—	(0.2)	—	(0.3)

Total	1.1%	(11.1)%	(1.1)%	(12.4)%

COST OF OPERATIONS
Cost of operations includes labor and related benefits, which consists of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes. It also includes transfer and disposal costs representing tipping fees paid to third party disposal facilities and transfer stations; maintenance and repairs relating to our vehicles, equipment and containers, including related labor and benefit costs; transportation and subcontractor costs, which include costs for independent haulers who transport our waste to disposal facilities and costs for local operators who provide waste handling services associated with our national accounts in markets outside our standard operating areas; fuel, which includes the direct cost of fuel used by our vehicles, net of fuel credits; disposal franchise fees and taxes consisting of landfill taxes, municipal franchise fees, host community fees and royalties; landfill operating costs, which includes landfill accretion, financial assurance, leachate disposal and other landfill maintenance costs; risk management, which includes casualty insurance premiums and claims; cost of goods sold, which includes material costs paid to suppliers associated with recycling commodities; and other, which includes expenses such as facility operating costs, equipment rent and gains or losses on sale of assets used in our operations.
The following table summarizes the major components of our cost of operations for the three and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31,				Years Ended December 31,
	2010		2009		2010		2009
Labor and related benefits	$382.1	18.9%	$370.5	18.5%	$1,534.4	18.9%	$1,561.0	19.0%
Transfer and disposal costs	162.0	8.0	174.3	8.7	665.7	8.2	707.3	8.6
Maintenance and repairs	149.9	7.4	156.1	7.8	609.7	7.5	649.2	7.9
Transportation and subcontract costs	111.3	5.5	116.6	5.8	465.4	5.7	490.5	6.0
Fuel	107.8	5.3	96.1	4.8	407.6	5.0	349.8	4.3
Franchise fees and taxes	99.4	4.9	98.3	4.9	395.8	4.9	403.7	4.9
Landfill operating costs	40.1	2.0	33.7	1.7	136.2	1.7	117.8	1.4
Risk management	36.0	1.8	68.0	3.4	171.6	2.1	212.0	2.6
Cost of goods sold	28.3	1.4	17.0	0.9	103.9	1.3	63.3	0.8
Other	67.9	3.4	70.5	3.6	274.5	3.5	289.6	3.6

Total cost of operations	$1,184.8	58.6%	$1,201.1	60.1%	$4,764.8	58.8%	$4,844.2	59.1%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses include salaries, health and welfare benefits and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems and clerical and administrative departments. Other expenses include rent and office costs, fees for professional services provided by third parties, marketing, investor and community relations, directors’ and officers’ insurance, general employee relocation, travel, entertainment and bank charges, but excludes any such amounts recorded as restructuring charges.
The following table provides the components of our selling, general and administrative costs for the three and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31,				Years Ended December 31,
	2010		2009		2010		2009
Salaries	$136.4	6.7%	$133.8	6.7%	$538.6	6.6%	$548.1	6.7%
Provision for doubtful accounts	9.2	0.5	10.5	0.5	23.6	0.3	27.3	0.3
Costs to achieve synergies	8.3	0.4	9.9	0.5	33.3	0.4	41.6	0.5
Other	73.6	3.7	67.5	3.4	262.5	3.3	263.4	3.2

Total selling, general and administrative expenses	$227.5	11.3%	$221.7	11.1%	$858.0	10.6%	$880.4	10.7%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to that of other companies.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
Earnings before Interest, Taxes, Depreciation, Depletion, Amortization and Accretion
Earnings before interest, taxes, depreciation, depletion, amortization and accretion (EBITDA), which is not a measure determined in accordance with GAAP, for the three and twelve months ended December 31, 2010 and 2009 is calculated as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Net income attributable to Republic Services, Inc.	$147.6	$35.6	$506.5	$495.0
Net income attributable to noncontrolling interests	0.3	0.3	1.0	1.5
Provision for income taxes	112.9	44.6	369.5	368.5
Other income, net	(0.7)	(0.4)	(5.4)	(3.2)
Interest income	(0.2)	(0.3)	(0.7)	(2.0)
Loss on extinguishment of debt	9.1	102.3	160.8	134.1
Interest expense	120.4	147.1	507.4	595.9
Depreciation, amortization and depletion	205.3	211.0	833.7	869.7
Accretion	20.0	21.4	80.5	88.8

EBITDA	$614.7	$561.6	$2,453.3	$2,548.3

We believe that the presentation of EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.38 and $1.32 for the three and twelve months ended December 31, 2010, respectively, compared to $0.09 and $1.30 for the comparable 2009 periods. During the three and twelve months ended December 31, 2010 and 2009, we recorded a number of charges (recoveries), other expenses and net (gain) loss on disposition of assets that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc., (Net Income – Republic) and diluted earnings per share. These items primarily consist of the following:

	Three Months Ended December 31, 2010				Three Months Ended December 31, 2009
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$614.7	$260.8	$147.6	$0.38	$561.6	$80.5	$35.6	$0.09
Loss on extinguishment of debt	—	9.1	6.1	0.02	—	102.3	63.7	0.17
Costs to achieve synergies	8.3	8.3	5.0	0.01	9.9	9.9	6.1	0.02
Restructuring charges	1.8	1.8	1.1	0.01	7.3	7.3	4.5	0.01
Remediation charges	—	—	—	—	2.1	2.1	1.3	—
(Gain) loss on disposition of assets and impairments, net	(8.0)	(8.0)	1.0	—	7.3	7.3	14.8	0.04

Adjusted	$616.8	$272.0	$160.8	$0.42	$588.2	$209.4	$126.0	$0.33

	Years Ended December 31, 2010				Years Ended December 31, 2009
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,453.3	$877.0	$506.5	$1.32	$2,548.3	$865.0	$495.0	$1.30
Loss on extinguishment of debt	—	160.8	98.6	0.26	—	134.1	83.3	0.22
Costs to achieve synergies	33.3	33.3	20.3	0.05	41.8	41.8	25.6	0.06
Restructuring charges	11.4	11.4	7.0	0.02	63.2	63.2	38.6	0.10
Remediation recoveries	—	—	—	—	(6.8)	(6.8)	(4.1)	(0.01)
Loss (gain) on disposition of assets and impairments, net	19.1	19.1	25.4	0.06	(137.0)	(137.0)	(73.8)	(0.19)

Adjusted	$2,517.1	$1,101.6	$657.8	$1.71	$2,509.5	$960.3	$564.6	$1.48

We believe that the presentation of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share, which are not measures determined in accordance with GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Cash Flow
We define free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows. Our free cash flow for the three and twelve months ended December 31, 2010 and 2009 is calculated as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Cash provided by operating activities	$470.0	$384.1	$1,433.7	$1,396.5
Purchases of property and equipment	(223.3)	(283.8)	(794.7)	(826.3)
Proceeds from sales of property and equipment	20.0	9.0	37.4	31.8

Free cash flow	$266.7	$109.3	$676.4	$602.0

We define adjusted free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement payments related to BFI risk management companies. Our adjusted free cash flow for the year ended December 31, 2010 is calculated as follows:

Year
Ended
December 31,
2010
Cash provided by operating activities	$1,433.7
Property and equipment received	(848.6)
Proceeds from sales of property and equipment	37.4
Merger related expenditures, net of tax	20.2
Tax settlement related to BFI risk management companies	110.6
Divestiture related tax payments	23.0

Adjusted free cash flow	$776.3

We believe that the presentation of adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement payments related to BFI risk management companies. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$223.3	$283.8	$794.7	$826.3
Adjustments for property and equipment received during the prior period but paid for in the following period, net	89.9	77.8	53.9	36.3

Property and equipment received during the period	$313.2	$361.6	$848.6	$862.6

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
As of December 31, 2010, accounts receivable was $828.9 million, net of allowance for doubtful accounts of $50.9 million, resulting in days sales outstanding of approximately 37 (or 24 net of deferred revenue).
CASH DIVIDENDS
In October 2010, we paid a cash dividend of $76.9 million to stockholders of record as of October 1, 2010. As of December 31, 2010, we recorded a dividend payable of $76.7 million to stockholders of record at the close of business on January 3, 2011, which was paid on January 18, 2011. In February 2011, our board of directors declared a regular quarterly dividend of $0.20 per share payable to stockholders of record as of April 1, 2011, which will be paid on April 15, 2011.
STOCK REPURCHASE PROGRAM
In November 2010, our board of directors approved a share repurchase program pursuant to which we may repurchase up to $400.0 million of our outstanding shares of common stock. As of December 31, 2010, we used $41.1 million under the program to repurchase 1.4 million shares at an average cost per share of $28.46. We expect to use the remaining funds in this program to repurchase shares during 2011.
2011 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ended December 31, 2011 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2010 excluding loss on extinguishment of debt, restructuring charges and costs to achieve synergies and loss on the disposition of assets and impairments, net:

	(Anticipated)	(Actual)
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2011	2010
Diluted earnings per share	$1.73 - 1.76	$1.32
Loss on extinguishment of debt	0.13	0.26
Restructuring charges and cost to achieve synergies	—	0.07
Loss on disposition of assets and impairments, net	—	0.06

Adjusted diluted earnings per share	$1.86 - 1.89	$1.71

We believe that the presentation of adjusted diluted earnings per share, which excludes loss on extinguishment of debt, restructuring charges and costs to achieve synergies and loss on the disposition of assets and impairments, net provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
We define adjusted free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement payments related to BFI risk management companies, plus divestiture related tax payments. Our anticipated adjusted free cash flow for the year ended December 31, 2011 and our actual adjusted free cash flow for the year ended December 31, 2010 are calculated as follows:

	(Anticipated)	(Actual)
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2011	2010
Cash provided by operating activities	$1,595 - 1,620	$1,433.7
Property and equipment received	(750)	(848.6)
Proceeds from sales of property and equipment	15	37.4
Merger related expenditures, net of tax	—	20.2
Tax settlement related to BFI risk management companies	15	110.6
Divestiture related tax payments	—	23.0

Adjusted free cash flow	$875 - 900	$776.3

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	(Anticipated)	(Actual)
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2011	2010
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$870	$794.7
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(120)	53.9

Property and equipment received during the period	$750	$848.6

We believe that the presentation of adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement payments related to BFI risk management companies, plus divestiture related tax payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “could,” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:
•	the impact on us of our substantial post-merger indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;
•	general economic and market conditions, including the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control, and our exposure to credit and counterparty risk;
•	whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;
•	competition and demand for services in the solid waste industry;
•	the fact that price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;
•	our ability to manage growth and execute our growth strategy;
•	our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;
•	our ability to retain our investment grade ratings for our debt;
•	our dependence on key personnel;
•	our dependence on large, long-term collection, transfer and disposal contracts;
•	our business is capital intensive and may consume cash in excess of cash flow from operations;
•	any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in substantial expenses;
•	risks associated with undisclosed liabilities of acquired businesses;
•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;
•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;
•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;
•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;
•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies; and
•	acts of war, riots or terrorism, including the events taking place in the Middle East and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.
The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.